EXHIBIT 10.23

EMPLOYMENT AGREEMENT

                    AGREEMENT by and between BlackRock, Inc., a Delaware corporation (the “Company”) and Laurence Fink (the “Executive”) dated as of the 10th day of October, 2002 (the “Agreement”).

                    WHEREAS, the Executive is currently employed as Chairman and Chief Executive Officer of the Company; and

                    WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders for the Company to have the continued dedication and services of the Executive;

               NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                    1.     Effective Date.  The “Effective Date” shall mean the date of this Agreement.

                    2.     Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on the later of (a) the Initial Payment Date (as defined in Section 1(aa)(i) of the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Program”)), if any, and (b) the last possible date upon which any Performance Goal (as defined in the Program) could be achieved (such period of employment, the “Employment Period”).

                    3.     Terms of Employment.  (a)  Position and Duties.  (i)  During the Employment Period, (A) the Executive shall serve as Chairman and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”), with full executive power as Chief Executive Officer of the Company, subject to supervision of the Board consistent with its fiduciary duties and obligations under laws, with duties, authorities and responsibilities commensurate with such title and office and on a basis no less favorable than the Executive’s duties, authorities and responsibilities prior to the Effective Date and (B) the Executive’s services shall be performed in Manhattan, New York.

                            (ii)     During the Employment Period, and excluding any periods of disability and vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the Executive’s responsibilities hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

                    (b)     Compensation.  (i)  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of no less than the Executive’s base salary as in effect as of the date hereof.  The Annual Base Salary shall be reviewed by the Board no less frequently than annually and may be increased (but not decreased) at the discretion of the Board.  If the Executive’s Annual Base Salary is increased, the increased amount shall be the Annual Base Salary for the remainder of the Employment Period.  The Annual Base Salary shall be payable in installments, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.

                             (ii)        Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be eligible to earn, for each fiscal year ending during the Employment Period, an annual cash bonus (an “Annual Bonus”) on terms and conditions, including performance goals, as mutually determined by the Executive and the Compensation Committee of the Board (the “Committee”) prior to each such fiscal year.

                             (iii)       Long-Term Incentive Compensation.  As determined by the Committee, the Executive shall be entitled to participate in the Company’s long term incentive compensation arrangements on terms and conditions no less favorable than the terms and conditions generally applicable to the Executive’s peer executives at the Company (the “Peer Executives”), as in effect from time to time.

                             (iv)       Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the Peer Executives, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in the aggregate, less favorable than those provided to the Executive under such plans, practices, policies and programs, as in effect immediately before the Effective Date.

                             (v)        Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on terms and conditions no less favorable than the terms and conditions generally applicable to the Peer Executives, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than those provided to the Executive and his dependents immediately before the Effective Date.

                             (vi)       Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive immediately before the Effective Date or, if more favorable to the Executive, those provided generally at any time thereafter to the Peer Executives.

                             (vii)     Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits as determined by the Committee in its sole discretion, but in no event less favorable than fringe benefits provided pursuant to the most favorable policies, practices and procedures of the Company in effect for the Executive immediately before the Effective Date (including, without limitation, automobiles) or, if more favorable to the Executive, those provided generally at any time thereafter to the Peer Executives.

                              (viii)   Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance at least equal to those provided to the Executive immediately before the Effective Date or, if more favorable to the Executive, those provided generally at any time thereafter to the Peer Executives.

                              (ix)     Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Executive immediately before the Effective Date or, if more favorable to the Executive, those provided generally at any time thereafter to the Peer Executives.

                    4.      Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after the receipt of such notice, the Executive shall not have returned to full time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the

Executive from the Executive’s duties with the Company on a full time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

                    (b)     Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

                             (i)     the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

                             (ii)    the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

                             (iii)  conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by the Executive with respect thereto; or

                             (iv)  a material breach by the Executive of Section 9 of this Agreement.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

                    (c)     Deficient Opportunity.  The Executive’s employment may be terminated by the Executive for Deficient Opportunity.  For purposes of this Agreement, “Deficient Opportunity” shall mean in the absence of a written consent of the Executive:

                             (i)       the failure to have authority, duties or responsibilities consistent with the Executive’s position (including status, offices, titles and reporting requirements) as contemplated by the Agreement, or any action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice hereof given by the Executive; or

                             (ii)     any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                             (iii)    the Company’s requiring the Executive to be based at any office or location other than that provided in Section 3(a)(i)(B) hereof; or

                             (iv)    any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

                             (v)     any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Deficient Opportunity.

                    (d)     Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Deficient Opportunity, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more  than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Deficient Opportunity or Cause shall not constitute a waiver of any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

                    (e)     Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Deficient Opportunity, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or

Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

                    5.     Obligations of the Company upon Termination.  (a)  Deficient Opportunity; Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate his employment for Deficient Opportunity:

                            (i)     the Company shall pay to the Executive in a lump sum in cash within 15 days after the Date of Termination the aggregate of the following amounts:

A.     the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, and (2) the product of (x) the highest Annual Bonus paid to the Executive with respect to the three fiscal years ending prior to the Date of Termination (the “Reference Bonus”) and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2), shall be hereinafter referred to as the “Accrued Obligations”); and

B. an amount equal to the product of (1) three and (2) the sum of (a) the Annual Base Salary and (b) the Reference Bonus; and

                      (ii)     for the three-year period commencing on the Date of Termination, the Company shall continue to provide the benefits described in Section 3(b)(v) to the Executive and his spouse and dependents on the same basis such benefits were provided to the Executive immediately prior to the Effective Date (collectively “Welfare Benefits”);

                      (iii)   any unvested cash and equity long-term incentive award or other incentive awards granted to the Executive, including without limitation options to purchase Company stock and cash awards granted under the Program (collectively, “Retention and Incentive Awards”), shall immediately vest and/or be paid, as applicable, in full and such stock options shall, from and after such vesting, remain exercisable for the remainder of their respective terms; and

                      (iv)   to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (other than any severance payment plan) through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

                      (b)     Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  In addition, options granted to the Executive to purchase Company stock shall vest in full and, from and after such vesting, remain exercisable for the remainder of their respective terms.  Furthermore, with respect to the Retention and Incentive Awards, the Executive’s beneficiary shall receive a Pro Rata Award (as defined in the Program) at such time as the Retention and Incentive Awards would otherwise have become payable had the Executive remained in the employ of the Company.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company and their beneficiaries.

                      (c)     Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  In addition, options granted to the Executive to purchase Company stock shall vest in full and, from and after such vesting, remain exercisable for the remainder of their respective terms.  Furthermore, with respect to the Retention and Incentive Awards, the Executive shall receive a Pro Rata Award at such time as the Retention and Incentive Awards would otherwise have become payable had the Executive remained in the employ of the Company.  Accrued Obligations shall be paid to the Executive (or his legal representative) in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this  Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company and the continued provision of Welfare Benefits to the Executive, his spouse and dependents.

                    (d)     Cause; Other than for Deficient Opportunity.  If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Deficient Opportunity during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination and (ii) the Other Benefits, in each case to the extent theretofore unpaid.

                    (e)     After the Employment Period.  If the Executive’s employment shall terminate for any reason following the Employment Period, the Company shall provide the Other Benefits (to the extent theretofore unpaid), and any earned but unpaid Annual Base Salary.

                    6.     Non-exclusivity of Rights.  Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                    7.     Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement shall not be affected by any set-offs other than of amounts payable under this Agreement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

                    8.     Certain Additional Payments by the Company.  (a)  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.
(b)     Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, LLP or such other nationally recognized accounting firm as may be agreed by the Company and the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                    (c)     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

                             (i)     give the Company any information reasonably requested by the Company relating to such claim;

                             (ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                             (iii)   cooperate with the Company in good faith in order effectively to contest such claim; and

                             (iv)   permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (d)     If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                    (e)     Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

                    (f)     Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code.  The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

                    (g)     Definitions.  The following terms shall have the following meanings for purposes of this Section 8.

                              (i)     “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                              (ii)    A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

                    9.      Restrictive Covenants.  (a)  Non-Compete.  During the Executive’s employment and for a period of one year following the Date of Termination (the “Restricted Period”), unless the Executive’s employment with the Company or an affiliate thereof shall have been terminated (i) by the Company without Cause, (ii) by reason of the Executive’s death or Disability or (iii) by the Executive by reason of a Deficient Opportunity, the Executive shall not, without the prior written consent of the Company, engage in any Competitive Activity anywhere in the world.  “Competitive Activity” shall mean any participation in, employment by, ownership of any equity interest exceeding 5% in, or organization of, any person, partnership, corporation, firm, association or other business organization, entity or enterprise that is engaged in a business that is in direct competition with some or all of the businesses of the Company as of the Date of Termination, whether the Executive is acting as agent, consultant, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein.

                    (b)     Non-Solicit/Non-Hire.  During the Restricted Period, the Executive shall not directly or indirectly, either for his own benefit or purpose or for the benefit or purpose of any other person, solicit, call on, actively interfere with the Company’s relationship with, or attempt to divert or entice away, any person who the Executive should reasonably know is an investment management or advisory client of the Company as of the Date of Termination.  During the Restricted Period, the Executive shall not, directly or indirectly, either for his or her own benefit or purpose or for the benefit or purpose of any other person, employ or offer to employ, call on, actively interfere with the Company’s relationship with, or attempt to divert or entice away, any employee of the Company.

                    (c)     Non-Disclosure.  During the Employment Period and at all times thereafter, the Executive shall not, without the prior written consent of the Company, disclose or use in any way, except as required in the course of such Executive’s employment with the Company or an affiliate thereof, any confidential business or technical information or trade secret acquired in the course of such employment, whether or not conceived of or prepared by him, which is related to any service or business of the Company or any affiliate thereof, all of which are the exclusive and valuable property of the Company and its affiliates, other than information which is generally known in the industry in which such business is transacted or acquired from public sources; provided, however, that this provision shall not preclude the Executive from the disclosure or use of information required to be disclosed by applicable law, rules or regulations or by court, governmental or regulatory agency order or decree.

                    (d)     Non-Disparagement.  During the Employment Period and at all times thereafter, the Executive shall not make any public statements that disparage, criticize or defame the Company, its affiliates or any of their respective employees, agents, officers, directors or shareholders, provided, however, that this provision shall not apply to any conduct by the Executive which is isolated and non-continuous in nature and which has not been undertaken in bad faith.  During the Employment Period and at all times thereafter, the Company shall not make any public statements that disparage, criticize or defame the Executive.  Nothing in this Agreement shall prohibit either party from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law.

                    10.     Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

                    (b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                    (c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                    11.     Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                    (b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attn.: General Counsel Fax: (212) 409-3744

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

                    (c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                    (d)     The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                    (e)     The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Deficient Opportunity pursuant to Section 4(c)(i) (v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                    (f)     From and after the Effective Date this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof (including the Employment Agreement between the Company and the Executive dated as of October 1, 1999), except as expressly provided herein.

                    IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ LAURENCE FINK

LAURENCE FINK

BLACKROCK, INC.

By	/s/ RALPH L. SCHLOSSTEIN

RALPH L. SCHLOSSTEIN